As filed with the Securities Exchange Commission on November 2, 2007

Registration Statement No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OMEGA NAVIGATION ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
Omega Navigation Enterprises, Inc. 24 Kaningos Street Piraeus 185 34 Greece (011)(30) 210 413-9130 (Address and telephone number of Registrant’s principal executive offices)	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:

Omega Navigation Enterprises, Inc. 24 Kaningos Street Piraeus 185 34 Greece (011)(30) 210 413-9130	Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(4)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares, par value $ 0.01 per share (3)
Preferred Shares, par value $ 0.01 per share (3)
Debt Securities (3)(4)
Guarantees (5)
Warrants (6)
Purchase Contracts (7)
Units (8)
Offering Total			$175,000,000	$5,372.50

(1)	Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $175,000,000.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  In no event will the aggregate offering price of all securities sold pursuant to this registration statement exceed $175,000,000.

(3)
Also includes such indeterminate amount of debt securities and number of preferred shares and common shares as may be issued upon conversion of or in exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities.

(4)
If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $175,000,000.

(5)
The debt securities may be guaranteed pursuant to guarantees by the subsidiaries of Omega Navigation Enterprises, Inc.  No separate compensation will be received for the guarantees.  Pursuant to Rule 457(n), no separate fees for the guarantees are payable.

(6)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices.
(7)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices.
(8)
There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices.  Units may consist of any combination of the securities registered hereunder.

 The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	Country of Incorporation	Primary Standard Industrial Classification Code No.

Abilene Navigation Inc.	Marshall Islands	4412
Beaumont Navigation Inc.	Marshall Islands	4412
Carrolton Navigation Inc.	Marshall Islands	4412
Decatur Navigation Inc.	Marshall Islands	4412
Elgin Navigation Inc.	Marshall Islands	4412
Fulton Navigation Inc.	Marshall Islands	4412
Galveston Navigation Inc.	Marshall Islands	4412
Hamilton Navigation Inc.	Marshall Islands	4412
Orange Navigation Inc.	Marshall Islands	4412
Baytown Navigation Inc.	Marshall Islands	4412
Tyler Navigation Inc.	Marshall Islands	4412
Pasedena Navigation Inc.	Marshall Islands	4412
Sunray Navigation Inc.	Marshall Islands	4412
Nederland Navigation Inc.	Marshall Islands	4412
Lakeview Navigation Inc.	Marshall Islands	4412
Omega Management Inc.	Marshall Islands	--
Omega Navigation (USA) LLC	USA	--

Subject to completion dated November 2, 2007

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell thse securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.
permitted.
$175,000,000

Omega Navigation Enterprises, Inc.

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4)	our warrants,

(5)	our purchase contracts, and

(6)	our units

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the NASDAQ Nation Market under the symbol “ONAV” and on the Singapore Exchange Securities Trading Limited under the symbol “ONAV 50”.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks.  See the section entitled “Risk Factors” beginning on page 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2007.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell thse securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	10
USE OF PROCEEDS	24
FORWARD LOOKING STATEMENTS	24
RATIO OF EARNINGS TO FIXED CHARGES	25
CAPITALIZATION	26
PLAN OF DISTRIBUTION	27
ENFORCEMENT OF CIVIL LIABILITIES	28
DESCRIPTION OF CAPITAL STOCK	28
DESCRIPTION OF PREFERRED SHARES	36
DESCRIPTION OF WARRANTS	36
DESCRIPTION OF DEBT SECURITIES	37
DESCRIPTION OF PURCHASE CONTRACTS	47
DESCRIPTION OF UNITS	47
EXPENSES	48
LEGAL MATTERS	48
EXPERTS	48
WHERE YOU CAN FIND ADDITIONAL INFORMATION	48

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the U.S. generally accepted accounting principles.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, using a shelf registration process.  Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $175,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities.  The prospectus supplement may also add, update or change the information contained in this prospectus.  You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Our Company

We are Omega Navigation Enterprises, Inc., a holding company incorporated under the laws of the Marshall Islands on February 28, 2005.  In April 2006 we completed our initial public offering and issued an additional 12,000,000 Class A common shares to investors in our initial public offering.  Our Class A common shares are listed on the Nasdaq National Market and on the Singapore Exchange Securities Trading Limited.

We own and operate a fleet of six double hull Panamax (LR1) product tankers, four of which are classed as Ice Class vessels, and two Ice Class 1A double hull Handymax (MR1) product tankers.  We generate revenues by employing the vessels in our fleet on long–term time charters with durations of approximately three years from the commencement of the charter.  We provide the commercial management of our vessels in-house through a wholly owned subsidiary, and we have entered into technical management agreements for our vessels with unaffiliated third parties.

Our Fleet

Our current fleet of six double hull Panamax (LR1) product tankers and two Ice Class 1A double hull Handymax (MR1) product tankers have a combined cargo-carrying capacity of 366,358 dwt and an average age of approximately 1.9 years as of the date of this prospectus.  We have also entered into agreements with the Hyundai Mipo Dockyard in South Korea for the construction of five additional Handymax product tankers.  We expect to take delivery of four of these vessels in 2010 and the fifth vessel in 2011. The agreed purchase price of the five new buildings is $44.2 million per vessel ($221.2 million in total).

We have entered into long-term time charters for the eight double hull product tankers in our fleet.  We will share a portion of our charterers' excess earnings from the employment of our two Handymax product tankers and four of our six Panamax product tankers above a predetermined daily base charter rate.

All of the vessels in our fleet are double hull to meet the International Maritime Organization regulations banning all single hull tankers by 2010 or 2015, depending on the port or flag state.  Our product tankers are designed to transport several different refined petroleum products simultaneously in segregated, coated cargo tanks. These cargoes typically include gasoline, jet fuel, kerosene, naphtha, gas oil and heating oil. Ice class product tankers are constructed in compliance with Finnish-Swedish Ice Class Rules, with strengthened hulls, a sufficient level of propulsive power for transit through ice-covered routes and specialized machinery and equipment for cold climates. We believe that we are well positioned to take advantage of premium rates associated with the employment of ice class vessels trading on ice capped routes, particularly during periods of severe weather conditions. Ice class tankers can also operate in warmer, non-icy climates alongside other tankers, offering maximum flexibility without significant operational limitations.

The table below provides summary information about the vessels in our fleet as of the date of this prospectus and the terms of their employment:

Vessel	Sister Ships (1)	Year Built	Deadweight (dwt)	Type	Delivery Date	Daily Hire Rate (2)		Approximate Redelivery

Panamax Product Tankers
Omega Queen	A	2004	74,999	LR1	May-06	$26,500	(3)	May-09
Omega King	A	2004	74,999	LR1	Jun-06	$26,500	(3)	Jun-09
Omega Lady Sarah	B	2004	71,500	LR1 – Ice Class 1C	Jun-06	$24,000	(4)	Jun-09
Omega Lady Miriam	B	2003	71,500	LR1 – Ice Class 1C	Aug-06	$24,000	(4)	Jul-09
Omega Emmanuel	C	2007	73,000	LR1 - Ice Class 1A	Mar-2007	$25,500	(5)	Apr-10
Omega Theodore	C	2007	73,000	LR1 - Ice Class 1A	Apr-2007	$25,500	(5)	May-10
Handymax Product Tankers (6)
Omega Prince	D	2006	36,680	Ice Class 1A	Jun-06	$21,000	(7)	Jun-09
Omega Princess	D	2006	36,680	Ice Class 1A	Jul-06	$21,000	(7)	Jun-09
Total (dwt):			438,998

(1)	Each vessel is a sister ship of each other vessel that has the same letter.
(2)	This table shows gross charter rates and does not include brokers’ commissions, which are 1.25% of the daily time charter rate.
(3)	The Company has granted the charterer the option to extend the charter for 24 months at a minimum daily time charter hire rate of $28,500.
(4)
Plus any additional income under profit sharing provisions of the Company’s charter agreement.  Following the fixture on the Omega Emmanuel and the Omega Theodore, we have agreed to amend the profit sharing provisions on the Omega Lady Sarah and the Omega Lady Miriam whereby the amount of trading income (on a time charter equivalent basis) up to $25,000 will be 100% for owner’s account, from $25,000 to $25,500 will be 100% for charterer’s account and above $25,500 will be split 50 /50 between owners and charterers.

(5)
Plus any additional income under profit sharing arrangements, according to which trading income (on a time charter equivalent basis) in excess of $25,500 per day will be divided equally between Omega and the charterer.  When the vessels trade in ice conditions, the profit sharing between Omega and the charterer is 65/35% respectively.

(6)
This table does not reflect the five additional newbuilding Handymax product tankers that we have entered into agreements to purchase, four of which we expect to take delivery of in 2010 and the fifth of which we expect to take delivery of in 2011.

(7)
Plus any additional income under profit sharing provisions of the charter agreements. The Company has granted the charterers the option to extend the charter for 12 months at a minimum daily time charter hire rate of $24,000.

Our Competitive Strengths

We believe that we have the following competitive strengths in the shipping industry:

• Stable cash flow from well established and reputable charterers and our diversified fleet. Each of the vessels in our fleet are employed on time charters with remaining terms ranging from 19 to 32 months, with an average remaining term of 2 years, to well established and reputable charterers. These charters should provide us with stable cash flow and high vessel utilization rates and should also limit our exposure to freight rate volatility. Furthermore, our fleet's diversity in size, trade routes and pricing will help us to minimize the effects of freight rate volatility in the product tanker sector, maximize our vessel utilization and should provide us with stable cash flow.

• Young and well-maintained fleet. The vessels in our current fleet have an average weighted age of 1.9 years as of the date of this prospectus.  The average age of the global Panamax (LR1) product tanker fleet and Handymax (MR1) product tanker fleet as of December 31, 2006 was approximately 8.3 and 11.3 years, respectively.  We intend to maintain the quality of our fleet through our Managers' rigorous maintenance programs.  We believe that owning a fleet of well-maintained vessels will enable us to continue to operate our vessels with low operating costs, continue to allow us to obtain favorable debt financing terms and to secure employment for our vessels with high quality charterers.

• Experienced management team. Our management team consists of executives who have considerable experience in the management of the commercial and financial aspects of international shipping businesses. Our management team actively monitors the performance of our Managers. We intend to retain the commercial management of our fleet in-house.

•Reputation of our Managers for high operating standards. The technical manager of our product tankers has established a reputation in the international shipping industry for high standards of performance, reliability and safety. We believe that this reputation will continue to allow us to take advantage of favorable charter opportunities with well established charterers, many of whom consider the reputation of the manager when entering into charters.

• Low debt level. As of June 30, 2007, our ratio of indebtedness to total capitalization was approximately 60%. Currently, our ratio of indebtedness to total capitalization is approximately 63%. We believe that our level of debt enhances our borrowing ability to finance vessel acquisitions and implement our growth strategy and dividend policy.

• Sister ships. Our current fleet consist of four classes of sister ships.  Sister ships can result in cost efficient operations and more chartering opportunities.  Cost efficient operations can be achieved by maintaining fewer spare parts, because various parts are inter-changeable between sister ships.  We believe more chartering opportunities should be available because many charterers prefer sister ships for their services due to various efficiencies they can achieve from the use of sister ships.

Our Business Strategy

We seek to become a leading provider of seaborne transportation services. We believe that we can increase shareholder value in our Company by implementing the following business strategy:

• Generate stable cash flows through time charters. We will continue to seek to generate steady cash flow through fixed period time charters. As we expand our fleet, we will seek to optimize our mix of medium and long-term charters in light of prevailing market conditions in our industry, which can be highly cyclical. We believe this will reduce our exposure to short-term market volatility.

• Strategically expand the size of our fleet. We intend to grow our fleet through selective acquisitions of vessels, focusing primarily on double hull product tankers. However, we intend to continue to monitor market developments and conditions and may acquire additional vessels, including other types of vessels that may serve different shipping sectors and markets, when those acquisitions would, in our view, present favorable investment opportunities.

• Maintain a growing high quality fleet of vessels. We intend to maintain a high quality fleet of vessels that meet rigorous industry standards and our charterers' requirements. We believe that our customers prefer the better reliability, fewer off-hire days and greater operating efficiency of high quality vessels. We intend to maintain the quality of our fleet through our Managers' comprehensive planned maintenance and preventive maintenance programs.

Our Customers

Our assessment of a charterer's financial condition and reliability is an important factor in negotiating employment for our vessels. For the six month period ended June 30, 2007, three of our customers accounted for approximately 100% of our voyage revenues from continuing and discontinued operations. These customers were D/S Norden A/S, ST Shipping & Transport (Glencore International AG) and A/S Dampskibsselskabet Torm.

Management of Our Fleet

Our wholly-owned subsidiary, Omega Management, Inc., is responsible for commercially managing the vessels in our fleet, including obtaining employment for our vessels, negotiating charters, and managing relationships.  We are responsible for the strategic management of our fleet, including locating, obtaining financing for, purchasing and selling vessels and formulating and implementing our overall business strategy.

The technical management of six of the product tankers in our fleet is provided by V. Ships Management Limited, or V. Ships, and Eurasia International (L) Limited, or Eurasia, provides the technical management for the other two product tankers in our fleet.  We review the performance of the technical managers of our product tankers on a continuous basis and may add or change technical managers from time to time.

Our product tanker managers are responsible for managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, oil majors vetting procedures, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support.  We acquire insurance for the product tankers in our fleet, including marine hull and machinery insurance and protection and indemnity insurance (including pollution risks and crew insurance) and war risk insurance.

Under the management agreements, our product tanker managers present us with an annual budget for the following twelve months for each vessel and prepare and present us with its estimate of the working capital requirements of each vessel.  The manager requests the funds required to run the vessels for the ensuing month, including the payment of any occasional or extraordinary items of expenditure, such as emergency repair costs, scheduled drydocking and special survey costs as well as additional insurance premiums, bunkers or provisions. We pay each manager on a monthly basis for the operating costs incurred by our product tankers based on an annual budget and adjusted for actual operating costs incurred in that month.

Corporate Structure

Omega Navigation Enterprises, Inc. is a holding company established under the laws of the Marshall Islands.  We maintain our principal executive offices at 24 Kaningos Street, Piraeus 185 34 Greece.  Our telephone number at that address is (30) 210 413-9130.  Our website address is www.omeganavigation.com.  The information on our website is not a part of this prospectus.

The Securities

We may use this prospectus to offer up to $175,000,000 of:

•  common shares;

•  preferred shares;

•  debt securities, which may be guaranteed by one or more of our subsidiaries;

•  warrants;

•  purchase contracts; and

•  units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we may offer and may describe certain risks associated with an investment in the securities.  Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Recent Developments

On June 15, 2007 we have entered into five shipbuilding contracts with Hyundai Mipo Dockyard, in South Korea, to construct and acquire five new buildings double hull handymax product tankers each with a capacity of 37,000 dwt. The contractual purchase price of the five new buildings is $44,235,000 per vessel ($221,175,000 in total). An amount of up to 75% of the market value of the vessels at the time of delivery will be financed from the proceeds of the loan facilities described below and the remaining amount will be financed from cash available from operations.

Bremer Landesbank Loan Facilities.   On August 24, 2007 we entered into a $55,250,000 senior secured loan facility with Bremer Landesbank to finance the pre-delivery installments of two of the five newbuilding vessels that we have agreed to purchase and that are currently under construction at Hyundai Mipo Dockyard.  The facility may be drawn down in two tranches, one for each vessel, which will be available in five advances, and amounts borrowed will bear interest at a rate of LIBOR plus 0.85% per annum.  Interest on the first two advances will be capitalized until the third installment is due and will be paid as a separate advance on delivery of the vessel.  We have also entered into a commitment letter with Bremer Landesbank for an additional credit facility to fund the balance of the acquisition costs of the same two vessels in the amount of the lesser of $66,300,000 or 75% of the market value of the vessels at the time of delivery to us.  This facility will have a term of ten years and is repayable in 40 quarterly principal installments plus a balloon payment of $14,730,000 per vessel, payable upon the final installment.  Amounts borrowed under the facility will bear interest at a rate of LIBOR plus 0.85% per annum and will be secured by a first preferred mortgage on the vessels and will contain customary terms and covenants including the following:

•	the value of the vessels securing the facility shall be equal to at least 120% of the outstanding loan amounts at any time;

•	the market value of our combined fleet shall be at least 120% of our aggregate outstanding debt at all times;

•	the ratio of our total debt to total capitalization shall not exceed 70% at all times;

•	we will maintain a minimum cash liquidity of $ 5 million at all times.

Bank of Scotland Loan Facility.  On September 7, 2007 we entered into senior secured loan facility with Bank of Scotland to finance the purchase price of an additional two of the five newbuilding vessels that we have agreed to purchase from Hyundai Mipo Dockyard in the amount of the lesser of $70,000,000 or 75% of the market value of the vessels secured by the facility at the time of delivery to us.  This facility has a term of ten years and may be drawn down in two tranches each in six advances.  Amounts borrowed will bear interest at a rate of LIBOR plus 1.125% per annum until the third installment, LIBOR plus 1.1% per annum from the time of the third installment until the fifth installment, LIBOR plus 1.05% per annum from the time of the fifth installment until the sixth installment and LIBOR plus 0.85% per annum thereafter.  Interest for the first two advances will be capitalized until the third installment is due and will be paid on delivery of the vessels.  The facility is repayable in 40 quarterly principal installments plus a balloon payment of $14,730,000, payable upon the final installment.  The facility will be secured by a first priority mortgage on the vessels purchased with the proceeds of the facility and will contain customary terms and covenants including the following:

•	the value of the vessels securing the facility shall be equal to at least 125% of the outstanding loan amounts at any time;

•	the ratio of our total debt to total capitalization shall not exceed 70% at all times;

•	our EBITDA to interest shall be at a ratio of not less than 2:1; and

•	we will maintain a minimum cash liquidity of $ 5 million and positive working capital (excluding the short term portion of long term debt) of $1 million at all time.

National Bank of Greece Loan Facility. On September 28, 2007 we entered into a commitment letter with the National Bank of Greece for a loan facility to fund the purchase price of the fifth of the newbuilding vessels that we have agreed to purchase from Hyunday Mipo Dockyard.  The facility, in the amount of the lesser of $33,176,250 or 75% of the market value of the vessel at the time of delivery to us, may be drawn down in six advances.  The loan will have a term of 10 years and will be repayable in 40 quarterly principal installments plus a balloon payment of $13,270,250 payable upon the final installment.  Amounts borrowed will bear interest at a rate of LIBOR plus 0.90% per annum until delivery and thereafter at LIBOR plus 0.90% per annum for the amount to be repaid by installments and LIBOR plus 1% per annum for the amount of the balloon payment. The facility will be secured by a first preferred mortgage on the vessel and will contain customary terms and covenants including:

•	the value of the vessel securing the facility shall be equal to at least 120% of the outstanding loan amounts at any time;

•	the ratio of our total debt to total capitalization shall not exceed 70% at all times;

•	our EBITDA to interest shall be at a ratio of not less than 2:1; and

•	we will maintain a minimum cash liquidity of $ 0.5 million per vessel at all times.

RISK FACTORS

The following risk factors and other information included in this prospectus should be carefully considered before making an investment decision. In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered thereby.  The occurrence of any of the events described in this section or in any prospectus supplement could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our common shares and cause you to lose all or part of your investment.

Industry Specific Risk Factors

The product tanker shipping sector is cyclical and volatile, and this may lead to reductions and volatility in our charter rates when we re-charter our vessels, vessel values and results of operations

The product tanker sector is cyclical with attendant volatility in charter hire rates and industry profitability.  The degree of charter hire rate volatility among different types product tankers has varied widely. The charter rates for product tankers remain near historically high levels.  If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected.  In addition, a decline in charter hire rates likely will cause the value of our vessels to decline.  We cannot assure you that we will be able to successfully charter our vessels in the future or renew our existing charters at rates sufficient to allow us to operate our business profitably, meet our obligations or to pay dividends to our shareholders. The factors affecting the supply and demand for product tankers are outside of our control and are unpredictable.  The nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for seaborne transportation of cargo include:

•	demand for and production crude oil and refined petroleum products;

•	the distance cargo is to be moved by sea;

•	changes in oil production and refining capacity;

•	global and regional economic and political conditions;

•	environmental and other regulatory developments; and

•
changes in seaborne and other transportation patterns, including changes in the distances over which cargo is transported due to geographic changes in where commodities are produced, oil is refined and cargoes are used.

The factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	vessel casualties;

•	price of steel;

•	number of vessels that are out of service;

•	changes in environmental and other regulations that may limit the useful life of vessels; and

•	port or canal congestion.

We anticipate that the future demand for our vessels will be dependent upon continued economic growth in the world’s economies, seasonal and regional changes in demand, changes in the capacity of the world’s product tanker fleets and the sources and supply of cargo.  If the global vessel capacity increases in the shipping sectors in which we operate, but the demand for vessel capacity in these sectors does not increase or increases at a slower rate, the charter rates paid for our vessels could materially decline.  Adverse economic, political, social or other developments could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

The market value of our vessels, which is near historically high levels, may decrease, which could limit the amount of funds that we can borrow under our secured credit facilities, cause us to fail to meet certain financial covenants in our secured credit facilities and adversely affect our operating results

The market value of product tankers has been volatile and market prices for secondhand vessels are currently near historically high levels. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings.  If the market value of our vessels declines, we may not be able to draw down funds under our secured credit facilities, distribute dividends and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all.

If the market value of our vessels decreases, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time, including covenants in our secured credit facilities. If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our vessels. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Our substantial operations outside the United States expose us to political, governmental and economic instability, which could harm our operations

Because our operations are primarily conducted outside of the United States, they may be affected by economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered.  Future hostilities or political instability in regions where we operate or may operate could have a material adverse effect on the growth of our business, results of operations and financial condition and our ability to pay dividends.  In addition, tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries where our vessels trade may limit trading activities with those countries, which could also harm our business, financial condition, results of operations and ability to pay dividends.

An economic slowdown in the Asia Pacific region could have a material adverse effect on our business, financial position and results of operations

A significant number of the port calls made by our vessels involves the loading or discharging of cargo in the Asia Pacific region.  As a result, a negative change in economic conditions in any Asia Pacific country, but particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand.  We cannot assure you that such growth will be sustained or that the Chinese economy will not experience negative growth in the future.  Moreover, any slowdown in the economies of the United States, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere.  Our business, financial position, results of operations, ability to pay dividends as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

The operation of our vessels is affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Currently, each of the vessels in our fleet is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, or CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel's registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The right to limit liability is also forfeited under the CLC where the spill is caused by the owner's actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters. OPA allows for potentially unlimited liability without regard to fault of vessel owners, operators and bareboat charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel), in U.S. waters. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries.

We currently maintain, for each of our vessels, pollution liability coverage insurance of $1 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, it could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could cause us to default on a charter, interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted.  In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, financial condition, results of operations and ability to pay dividends.

World events could adversely affect our results of operations and financial condition

Terrorist attacks such as the attacks on the United States on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition.  The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain any additional financing or, if we are able to obtain additional financing, to do so on terms favorable to us. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

Company Specific Risk Factors

We have a limited operating history, we may be less successful in implementing our business strategy than a more seasoned company

We were formed in February 2005 and began vessel operations in April 2005.  We have a limited performance record and operating history. Our financial statements provide a limited basis for you to evaluate our operations or our ability to achieve our business strategy. We may be less successful in implementing our business strategy than a more seasoned company.

We cannot assure you that we will pay dividends

In August 2007 we paid our fifth consecutive quarterly dividend of $0.50 per share since our initial public offering in April of 2006.  We currently intend to continue to declare and pay quarterly dividends to shareholders in amounts that are substantially equal to our available cash from operations during the previous quarter, after cash expenses (e.g., operating expenses and debt service), reserves for further vessel acquisitions and other reserves as our board of directors may from time to time determine are required for contingent and other liabilities.  The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors.  The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, and our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy. Our ability to pay dividends is also subject to our ability to satisfy financial covenants contained in our financing arrangements.  The international shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period.  Also, there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in this section of this annual report.  Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and cash flow from operations.  If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.  We may also enter into new financing or other agreements that will restrict our ability to pay dividends. We can give no assurance that dividends will be paid in the future.

Certain provisions of Marshall Islands law may prohibit us from paying dividends

Marshall Islands law generally prohibits the declaration and payment of dividends other than from surplus (in retained earnings and the excess of consideration received for the sale of shares above the par value of the shares). Marshall Islands law also prohibits the declaration and payment of dividends while a company is insolvent or would be rendered insolvent by the payment of such a dividend.  We may not have sufficient surplus in the future to pay dividends.

We will not be able to take advantage of favorable opportunities in the current spot market with respect to vessels employed on medium- to long-term time charters

All of the vessels in our fleet are employed under medium- to long-term time charters, with remaining terms ranging between 19 and 32 months.  Although medium- and long-term time charters provide relatively steady streams of revenue, vessels committed to medium- and long-term charters may not be available for spot voyages during periods of increasing charter hire rates, when spot voyages might be more profitable. If we cannot re-charter these vessels on medium- or long-term charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably or to pay you dividends.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance

We expect to derive a significant part of our revenue from a small number of customers.  For the six months period ended June 30, 2007, we derived 100% of our revenues from three customers.  If one or more of these customers is unable to perform under one or more charters with us and we are not able to find a replacement charter, or if a customer exercises certain rights to terminate the charter, we could suffer a loss of revenues that could materially adversely affect our business, financial condition, results of operations and cash available for distribution as dividends to our shareholders.

We could lose a customer or the benefits of a time charter if:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•
the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter;

•	the customer terminates the charter because the vessel has been subject to seizure for more than 30 days.

If we lose a key customer, we may be unable to obtain charters on comparable terms or may become subject to the volatile spot market, which is highly competitive and subject to significant price fluctuations.  The loss of any of our customers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

We depend on our Managers to manage our fleet and the loss of their services could adversely affect our operations

We currently have a total of nine employees, including our senior executive officers.  We subcontract the technical management of the vessels in our fleet, including crewing, maintenance and repair, to third party technical managers.  Therefore, the loss of these technical managers’ services or their failure to perform their obligations to us could materially and adversely affect our business, financial condition, results of operations and ability to pay dividends. Furthermore, we may be unable to retain a suitable replacement manager under favorable terms. Further, we expect that we will need to seek approval from our lenders to change our vessels’ technical managers.

The ability of our managers to continue providing services for our benefit will depend in part on their own financial strength.  Circumstances beyond our control could impair our technical managers’ financial strength.

We may have difficulty managing our planned growth through acquisitions of additional vessels

We intend to continue to grow our business through selective acquisitions of additional vessels. Our future growth will primarily depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	enlarging our customer base;

•	managing our expansion; and

•	obtaining required financing on acceptable terms.

During periods in which charter hire rates are high, vessel values generally are high as well, and it may be difficult to identify vessels for acquisition at favorable prices.  In addition, growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

Restrictions under our secured credit facilities could restrict our ability to pay dividends

We may have to limit the amount of dividends that we declare and pay or may not be able to declare and pay dividends at all, if we do not repay amounts drawn under our secured credit facilities, if there is a default under the credit facilities or if the declaration or payment of a dividend would result in a default or breach of a loan covenant, or if the aggregate market value of our vessels falls below a certain point in relation to the amounts borrowed under our new secured credit facilities.

We cannot assure you that we will be able to borrow amounts under our secured credit facilities and restrictive covenants in our secured credit facilities may impose financial and other restrictions on us

Our ability to borrow amounts under our secured credit facilities is subject to the execution of definitive documentation relating to the facilities, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each drawdown, we will be required, among other things, to provide the lenders with acceptable valuations of the vessels in our fleet confirming that they are sufficient to satisfy minimum security requirements. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under our new secured credit facilities without obtaining a waiver or consent from the lenders. We will also not be permitted to borrow amounts under the facilities if we experience a change of control.

Our secured credit facilities will also impose operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

•
make capital expenditures if we do not repay amounts drawn under the credit facilities, if there is a default under the credit facilities or if the capital expenditure would result in a default or breach of a loan covenant;

•	incur additional indebtedness, including through the issuance of guarantees;

•	change the flag, class or management of our vessels;

•	create liens on our assets;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; and

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

Servicing future indebtedness would limit funds available for other purposes, such as the payment of dividends

We have financed the purchase of our fleet with secured indebtedness drawn under our secured credit facilities. While we intend to refinance amounts drawn with the net proceeds of future equity offerings, we cannot assure you that we will be able to do so on terms that are acceptable to us or at all.  If we are not able to refinance these amounts with the net proceeds of equity offerings on terms acceptable to us or at all, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans.  The actual or perceived credit quality of our charterers, any defaults by them under our charter contracts, and declines in the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing.  In addition, debt service payments and covenants under our secured credit facilities or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes, such as the payment of dividends. If we are unable to meet our debt obligations, or if we otherwise default under our secured credit facilities or an alternative financing arrangement, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations and financial condition

Unless we maintain reserves or are able to borrow funds for vessel replacement we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives, which we expect to range from 21 years to 25, depending on the date the vessel is delivered to us, based on a 25 year estimated useful life from the date of the vessel’s initial delivery from the shipyard. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be materially and adversely affected. Any reserves set aside for vessel replacement would not be available for dividends.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization

Our current business strategy includes additional, strategic growth through the acquisition of high quality secondhand vessels.  While we have the right to inspect previously owned vessels prior to our purchase of them, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. Secondhand vessels may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel.  If this were to occur, such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties.  Repairs may require us to put a vessel into drydock which would reduce our fleet utilization.  Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology.

Governmental regulations, safety and other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to some of our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

If the five Handymax product tankers that we have agreed to purchase are not delivered on time or delivered with significant defects, our business, results of operations and financial condition could suffer

We have entered into agreements for the construction of five additional Handymax product tankers with Hyundai Mipo Dockyard in South Korea.  We expect to take delivery of four of these vessels in 2010 and the fifth vessel in 2011.  A delay in the delivery of these vessels to us or the failure of Hyundai Mipo Dockyard to deliver a vessel at all, could adversely affect our business, results of operations and financial condition and the amount of dividends that we pay in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented.  Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do.  Competition for the transportation of crude oil and refined petroleum products by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers.  Due in part to the highly fragmented market, competitors with greater resources could enter the product tanker shipping industries and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates than we are able to offer.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations

Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment contracts with our President and Chief Executive Officer, Mr. George Kassiotis, our Chief Operating Officer, Mr. Charilaos Loukopoulos, and our Chief Financial Officer, Mr. Gregory McGrath. Our success will depend upon our ability to hire and retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could materially adversely affect our business, results of operations and financial condition and our ability to pay dividends. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not intend to maintain “key man” life insurance on any of our officers.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

Any of these circumstances or events could increase our costs or lower our revenues.  The loss or damage to any of our vessels will have a material adverse effect on our business, results of operations, financial condition and our ability to pay dividends.  In addition to any economic cost, the involvement of our vessels in an environmental disaster may harm our reputation.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance, and insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel.  We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, we may not be able to maintain or obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability.  Our insurance policies also contain deductibles, limitations and exclusions which may increase our costs.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. Our current fleet has an average age of approximately 1.9 years.  As our fleet ages, we will incur increased costs.  Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Our operating results from our fleet are subject to seasonal fluctuations, which may adversely affect our operating results and ability to pay dividends

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The tanker sector is typically stronger in the fall and winter months in anticipation of increased consumption of oil and petroleum products in the northern hemisphere during the winter months. As a result, our revenues may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, revenues may be stronger in fiscal quarters ended December 31 and March 31. This seasonality could materially affect our operating results and cash available for dividends in the future.

We may have to pay tax on United States source income, which would reduce our earnings

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder.

We expect that we and each of our subsidiaries will qualify for this statutory tax exemption and we have taken this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the future and thereby become subject to United States federal income tax on our United States source income. For example, ONE Holdings owns 100% of our Class B and 0.3% of our Class A common stock. If ONE Holdings were, in combination with any other beneficial owners of our Class A common stock that own 5% or more of our Class A common stock, to own 50% or more of the outstanding shares of our Class A common stock on more than half the days during the taxable year we might not be able to qualify for the exemption under Code Section 883.  However, we may still be able to qualify for the exemption under such circumstances if a sufficient number of five percent or greater shareholders (including, depending on the circumstances, ONE Holdings) were able to establish that they are “qualified shareholders” for purpose of Section 883 to preclude non-qualified five percent shareholders from owning 50% or more of our Class A outstanding shares of common stock on more than half of the days in the year. The requirements to establish that one or more of our shareholders is a “qualified shareholder” for purposes of Section 883 are onerous and we cannot assure you that we would be able to obtain the required information from sufficient five percent shareholders.  Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our U.S.-source shipping income.  The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

Because we generate all of our revenues in Dollars but may incur a significant portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations

We generate all of our revenues in Dollars but we may incur significant operating expenses in currencies other than Dollars. This difference could lead to fluctuations in net income due to changes in the value of the Dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the Dollar falls in value can increase, resulting in a decrease in our revenues.  Our operating results could suffer as a result.

Our vessels may suffer damage and we may face unexpected costs, which could adversely affect our cash flow and financial condition

If our vessels suffer damage, they may need to be repaired. The costs of repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for dividends.  We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay costs not covered by our insurance.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law, which regulates the payment of dividends by companies.  If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends.  We do not intend to obtain funds from other sources to pay dividends.

Risks Relating to our Class A Common Stock

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law

Our corporate affairs are governed by our amended and restated articles of incorporation and by-laws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

Because we are incorporated under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management

We are incorporated under the laws of the Marshall Islands, and all of our assets are located outside of the United States.  Our business is operated primarily from our offices in Piraeus, Greece.  In addition, our directors and officers generally are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States.  As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors and officers.

A significant shareholder owned by our President and Chief Executive Officer, effectively controls the outcome of matters on which our shareholders are entitled to vote

Our significant shareholder, ONE Holdings, which is wholly owned by our President and Chief Executive Officer, Mr. George Kassiotis, owns, directly or indirectly, approximately 20.9% of our outstanding common stock, 0.3% of which consists of shares of Class A common stock and 20.6% of which consists of shares of Class B common stock.  While ONE Holdings has no agreement, arrangement or understanding relating to the voting of its shares of our common stock, significantly influences the outcome of matters on which our shareholders are entitled to vote, including the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, a merger, consolidation, takeover or other business combination. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our Class A common stock. The interests of ONE Holdings may be different from your interests.

Future sales of our common stock could cause the market price of our common stock to decline

Sales of a substantial number of shares of our common stock in the public market following the our initial public offering, or the perception that these sales could occur, may depress the market price for our Class A common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

The conversion of our subordinated stock into Class A common stock could cause the market price of our Class A common stock to decline

Our outstanding subordinated stock will be converted into Class A common stock upon expiration of the subordination period.  The conversion will effectively result in an increase in the number of shares of our Class A common stock that are outstanding and may cause the market price of our Class A common stock to decline.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our Class A common stock

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

•	providing for a classified board of directors with staggered, three year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the directors;

•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

These anti-takeover provisions, could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

A change of control of us would end the subordination of our Class B common stock and eliminate any dividend arrearages on our Class A common stock, which could depress the market price of the stock

The subordination period will end immediately and all dividend arrearages on our Class A common stock will be cancelled upon a change of control of us (as defined in our amended and restated articles of incorporation), which could have the effect of depressing the market price of the Class A common stock if it is still outstanding following the change of control

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.

FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation.  This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance.  The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the product tanker vessel market, changes in the company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of product tanker vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the NASDAQ National Market.  We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates.  We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges from continuing operations for each of the preceding two fiscal years and six months ended June 30, 2007 (1)

			For the period from
	6 months	Year	February 28, 2005
	Ended	Ended	through
	June 30, 2007	December 31, 2006	December 31, 2005

Earnings/ (Losses)
Net Income (Loss)	6,655	4,565	(740)
Add: Fixed Charges	8,432	6,914	2
Total Earnings/ (Losses)	15,087	11,479	(738)

Fixed Charges
Interest expensed	8,286	6,711	-
Amortization and write off of capitalized expenses relating to indebtedness	141	197	-
Interest on rentals	5	6	2
Total Fixed Charges	8,432	6,914	2

Ratio of Earnings to Fixed Charges	1.8	1.7

Dollar amount of deficiency in Earnings to Fixed Charges	na	na	(738)

(1)	We have not issued any preferred stock as of the date of this prospectus.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income from continuing operations plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges from continuing operations consist of interest expensed, an estimate of the interest within rental expense, and amortization and write-off of capitalized expenses relating to indebtedness. From the inception of the Company, on February 28, 2005, until June 30, 2007 there was no interest capitalized.

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2007, on an actual basis and as adjusted to give effect to (i) the incurrence of $ 15.9 million of additional indebtedness for financing of the advance payment of four newbuildings, (ii) the repayment of $ 5.3 million of indebtedness under our term loan and revolving facility in September and October (iii) the payment of $7.6 million dividend in August 2007 and declaration of 7.6 million dividend in November 2007.

There have been no significant changes to our capitalization since June 30, 2007, as so adjusted.

	As of June 30, 2007
	Actual	Adjusted
	(Dollars in thousands)
Debt (Principal balance):
Current portion of long-term debt	$17,424	17,424
Long-term debt, net of current portion	275,355	285,967
Total Debt (1)	292,779	303,391

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued	$-	-
Class A shares, par value $0.01 per share 75,000,000 shares authorized; 12,064,138 shares issued and outstanding as at June 30, 2007	120	120
Class B shares, par value $0.01 per share, 25,000,000 shares authorized; 3,140,000 shares issued and outstanding	31	31
Additional paid in capital	196,765	196,765
Retained earnings	(5,347)	(20,554)
Total stockholders’ equity	191,569	176,362

Total capitalization	484,348	479,753

(1)	Total debt excludes the zero coupon warrants issued in February 2007.

(2)	In July 2007 we entered into a credit facility of $19.9 million, to partially finance the first construction installment of the five newbuildings. The facility was fully repaid in August 2007.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our common shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus.  We may enter into hedging transactions with respect to our securities.  For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).  In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus.  Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participates with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.  As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

Omega Navigation Enterprises, Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Piraeus, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States.  In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons.  You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and bylaws.   We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as exhibits to our registration statement filed in connection with our initial public offering and incorporated by reference herein.

Purpose

Our purpose, as stated in our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Amended and Restated Articles of Incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our Amended and Restated Articles of Incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, divided into 75,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock, and 25,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we have 12,070,138 shares of Class A common stock and 3,140,000 shares of Class B common stock of the registrant outstanding.

Class A Common Stock

Under our Amended and Restated Articles of Incorporation, during the subordination period, we may not pay dividends to the holders of our Class B common stock unless we have paid the holders of our Class A common stock dividends per quarter in specified amounts. For purposes of determining the extent to which our Class B common stock is subordinated, our Class A common stock will accrue arrearages during the subordination period. See below under "—Class B Common Stock." We expect to pay dividends on our Class A common stock in accordance with our dividend policy.

Class B Common Stock

All of our shares of Class B common stock, which we sometimes refer to as our subordinated shares in this section of the prospectus, are owned by ONE Holdings, an entity wholly-owned by our president and chief executive officer, Mr. Georgios Kassiotis.  Under our Amended and Restated Articles of Incorporation, during the subordination period, our subordinated shares may not receive any dividends until after our Class A common shares have received a quarterly dividend of $0.50 per share from our operating surplus (as defined below), which we call our base dividend, and any arrearages from prior quarters. Our subordinated shares will not accrue arrearages. Our subordinated shares will convert to Class A common shares on a one-for-one basis after the expiration of the subordination period.  Except as described below with respect to the payment of dividends and the right of Class B common stock to be converted into Class A common stock, our Class A and Class B common stock are identical with respect to their rights and privileges.

Preferred Stock

Our Amended and Restated Articles of Incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

• the designation of the series;

• the number of shares of the series;

• the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

• the voting rights, if any, of the holders of the series.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependant upon our financial condition, our operations, our cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The BCA generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or would be rendered insolvent on paying the dividend. In the discussion below, we refer to the quarterly dividend of $0.50 per share as our base dividend.

Until the subordination period ends, all dividends paid to shareholders will be treated as either a dividend from operating surplus or a liquidating dividend. Our board of directors will treat all dividends as coming from operating surplus until the sum of all dividends paid since the closing of our initial public offering equals the amount of operating surplus as of the most recent date of determination. Our undistributed operating surplus at any point in time will be our operating surplus accumulated since the closing of our initial public offering less all dividends from operating surplus paid since the closing of our initial public offering. We will treat dividends paid from any amount in excess of our operating surplus as liquidating dividends.

We will pay dividends on our Class A common and subordinated shares from operating surplus, if any, for any quarter during the subordination period, in the following manner:

first, 100% to all shares of Class A common stock, pro rata, until they receive $0.50 per share;

second, 100% to all shares of Class A common stock, pro rata, until they have received any unpaid arrearages in the $0.50 per share base dividend for prior quarters;

third, 100% to all subordinated shares, pro rata, until they have received $0.50 per share; and

after that, 100% to all Class A common and subordinated shares, pro rata, as if they were a single class.

Subordinated shares will not be entitled to any arrearages. Liquidating dividends will be paid equally with respect to each Class A common and subordinated share. We do not expect to pay liquidating dividends.

Operating Surplus

Operating surplus means:

• $5.0 million (which may be increased to $10.0 million as described below); plus

• all of our cash receipts, excluding cash receipts from (1) borrowings, (2) sales of equity and debt securities, (3) capital contributions, (4) corporate reorganizations or restructurings, (5) the termination of interest rate swap agreements, (6) sales or other dispositions of vessels (except to the extent the proceeds from such dispositions exceed the initial purchase price or contributed value of the vessel subject to the disposition, which excess amount shall be treated as operating surplus) and (7) sales or other dispositions of other assets other than in the normal course of business; plus

• interest paid on debt incurred and cash dividends paid on equity securities issued by us, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels (other than our contracted fleet) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

• interest paid on debt incurred and cash dividends paid on our equity securities issued by us, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on our equity issued, to finance the construction projects described in the immediately preceding bullet; less

• all of our cash expenditures, including, but not limited to operating expenses, interest payments and taxes, but not (1) the repayment of borrowings, (2) the repurchase of debt and equity securities, (3) interest rate swap termination costs, (4) expenses and taxes related to borrowings, sales of equity and debt securities, capital contributions, corporate reorganizations or restructurings, the termination of interest rate swap agreements, sales or other dispositions of vessels, and sales or dispositions of other assets other than in the normal course of business, (5) capital expenditures and (6) payment of dividends, such expenditures are hereinafter referred to as Operating Expenditures; less

• cash capital expenditures incurred after the completion of the our initial public offering to maintain our vessels and other assets including drydocking, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for this purpose, such capital expenditures are hereinafter referred to as Maintenance Capital Expenditures; less

• the amount of cash reserves established by our board of directors for future (1) Operating Expenditures and (2) Maintenance Capital Expenditures;

provided, however, that operating surplus shall not be lower than zero.

The $5.0 million amount in the first bullet point above may be increased by our board of directors to $10.0 million only if our board determines such increase is necessary to allow it to pay all or part of the base dividend on our common shares. The $5.0 million amount cannot be increased in any period in which a dividend on subordinated shares is paid. When the term "interest" is used in the bullets above, it includes periodic payments made by us under interest rate swap agreements.

As described above, our operating surplus, for determining whether we are paying ordinary dividends or liquidating dividends, does not reflect only cash on hand that is generated from our operations. For example, it includes a provision that will enable us to pay, under circumstances described above, a dividend from our operating surplus of up to $10.0 million of cash we receive from non-operating sources, such as asset sales, issuances of securities and borrowings. In addition, the effect of including, as described above, certain dividends on equity securities or interest payments on debt, related to the construction, replacement or improvement of an asset in operating surplus would be to increase our operating surplus by the amount of any such dividends or interest payments. As a result, we may also pay dividends from our operating surplus up to the amount of any such dividends or interest payments from cash we receive from non-operating sources.

In return for the fee we pay our managers for the technical management of our vessels, our managers are responsible for all maintenance capital expenditures for our vessels other than extraordinary items described in our management agreement.  That fee is treated as an operating expenditure and deducted in determining our operating surplus. As a result, we do not expect to separately deduct a maintenance capital expenditure so long as we continue our existing arrangement with our managers or a similar arrangement regarding technical services for our vessels.

Our Amended and Restated Articles of Incorporation provide that the construction or application of the definition of operating surplus may be adjusted in the case of any particular transaction or matter or type of transaction or matter if our board of directors, with the concurrence of our audit committee, is of the opinion that the adjustment is necessary or appropriate to further the overall purpose and intent of the definition of operating surplus.

Liquidating Dividends

In general, liquidating dividends will only be generated from:

• borrowings;

• sales of debt and equity securities;

• sales or other dispositions of vessels (except to the extent the proceeds from such dispositions are treated as operating surplus in accordance with clause (6) of the second bullet point under "—Operating Surplus" above); and

• sales or other dispositions of other assets, other than assets sold in the ordinary course of business.

We do not expect to pay liquidating dividends.

Class A Common Share Arrearages

In general, to the extent that during the subordination period our Class A common shares do not receive dividends from operating surplus each quarter in an amount at least equal to the base dividend, a Class A common share arrearage will accrue in the amount of the shortfall. If we sell Class A common shares when any Class A common share arrearage exists, then the aggregate amount of the Class A common share arrearage shall be deemed increased so that the amount of the arrearage per Class A common share after the sale shall be the same as the arrearage per Class A common share before the sale.

Adjustment of Base Dividend Amounts

The base dividend amounts are subject to downward adjustment in the case of liquidating dividends. The base dividend amounts will be reduced in the same proportion that the liquidating dividend had to the fair market value of the Class A common shares prior to the payment of the liquidating dividend.  As long as the Class A common shares are publicly traded on a national securities exchange or market, that price will be the average closing sale price on each of the five trading days before the dividend date. If the shares are not publicly traded, the price will be determined by our board of directors.

In addition to the adjustment for liquidating dividends, if we combine our shares into fewer shares or subdivide our shares into a greater number of shares, we will proportionately adjust the base dividend levels.

Subordination Period

The subordination period commenced upon the issuance of the shares of Class B common stock, which occurred on March 16, 2006. The subordination period will extend until the first day after the quarter ending December 31, 2008 that each of the following tests are met:

(1) we have paid quarterly dividends in an amount at least equal to the base dividend on both our Class A common shares and Class B common shares for the immediately preceding four-quarter period;
(2) our operating surplus (excluding the amount under the first bullet in the definition of operating surplus) generated during the four-quarter period referred to above at least equaled the base dividend on all of the outstanding Class A common shares and Class B common shares on a fully diluted basis during that period; and

(3) there are no arrearages in payment of the quarterly dividend on the Class A common stock.

Notwithstanding the above, the subordination period will end immediately and all arrearages will be cancelled upon a change of control of us.

The term change of control means the occurrence of any of the following:

• the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets, other than a disposition to any of our affiliates;

• the adoption by our board of directors of a plan of liquidation or dissolution of us;

• the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than any of our affiliates (excluding persons that may be deemed affiliates solely by virtue of their stock ownership) becomes the beneficial owner, directly or indirectly, of more than 35% of our voting shares, measured by voting power rather than number of shares;

• we consolidate with, or merge with or into, any person (other than any of our affiliates), or any such person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Class A and Class B common shares are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where our Class A and Class B common shares that are outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person immediately after giving effect to such issuance; and

• the first day on which a majority of the members of our board of directors are not continuing directors.

The term continuing directors means, as of any date of determination, any member of our board of directors who:

• was a member of our board of directors on the date immediately after the completion of our initial public offering; or

• was nominated for election or elected to our board of directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of our initial public offering or whose nomination or election was previously so approved.

Other Common Stock Provisions

Except as otherwise provided by law, each of the Class A and Class B common shares have one vote and vote as a single class. Generally, Marshall Islands law provides that the holders of the Class A and Class B common shares are entitled to a separate class vote on any proposed amendment to our articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of common stock or alter or change the powers, preferences or special rights of that class so as to affect it adversely. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The powers, preferences and rights of holders of common stock are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting. Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by shareholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Amended and Restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our Amended and Restated Articles of Incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our Amended and Restated Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.

Classified Board of Directors

Our Amended and Restated Articles of Incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our Amended and Restated Articles of Incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Amended and Restated Articles of Incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Amended and Restated Articles of Incorporation and Bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Transfer Agent

The registrar and transfer agent for the common stock is Computershare Trust Company, Inc.

Listing

Our common shares are currently listed on the NASDAQ Nation Market under the symbol “ONAV” and on the Singapore Exchange Securities Trading Limited under the symbol “ONAV 50”.

DESCRIPTION OF PREFERRED SHARES

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

The board of directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing.  Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement.  We will refer to any or all of these reports as “subsequent filings”.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures”.  Each indenture will be subject to and governed by the Trust Indenture Act.  The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer.  Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries.  The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time.  The debt securities may be issued in one or more series.  The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.  Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We will issue senior debt securities under the senior debt indenture.  These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture.  Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•
the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such Section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting

(7)	shareholders or certain currency-related issues; or

(8)	waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent.  In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer.  In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement.  Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security.  Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions.  Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee.  Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form.  The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.  Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository.  We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities that its participating institutions deposit with DTC.  DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates.  Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co.  The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the debt securities.  DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners.  The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities.  Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date.  The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co.  If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time.  Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository.  In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•
debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

·	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.  We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement.  The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis.  The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement.  Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.  Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.  Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities.  The applicable prospectus supplement will describe:

•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$5,372.50
Blue sky fees and expenses	$______*
Printing and engraving expenses	$______*
Legal fees and expenses	$______*
NASDAQ Listing Fee	$______*
Accounting fees and expenses	$______*
Indenture Trustee fees and expenses	$______*
Transfer Agent fees	$______*
Miscellaneous	$______*

Total	$______*

*	To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Island law.

EXPERTS

The consolidated financial statements of Omega Navigation Enterprises, Inc. appearing in Omega Navigations Enterprises, Inc’s Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission.  You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•
Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on April 25, 2007 and amended on April 26, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Report on Form 6-K filed with the Commission April 25, 2007 containing Omega Navigation Enterprises, Inc.’s proxy statement relating to its 2007 annual general meeting; and

•	Our Report on Form 6-K filed with the Commission May 8, 2007;

•	Our Report on Form 6-K filed with the Commission on May 14, 2007; and

•	Our Report on Form 6-K filed with the Commissinon August 28, 2007.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Omega Navigations Enterprises, Inc.
24 Kaningos Street
Piraeus 185 34 J3 00000
011-30-210-413-9130

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish quarterly reports containing selected unaudited financial data for the relevant quarter of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods.  As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NASDAQ National Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.  In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION  NOT  REQUIRED  IN  THE  PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Section 7.01 of the By-Laws of the Company provides that:

The corporation shall indemnify any director or officer of the corporation who was or is an “authorized representative” of the corporation (which shall mean for the purposes of this Article a director or officer of the corporation, or a person serving at the request of the corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a “party” (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any “third party proceeding” (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation) by reason of the fact that such person was or is an authorized representative of the corporation, against expenses which shall include for purposes of this Article attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful.  The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

Section 7.02 of the By-laws of the Company provides that:

The corporation shall indemnify any director or officer of the corporation who was or is an authorized representative of the corporation and who was or is a party or is threatened to be made a party to any “corporate proceeding” (which shall mean for purposes of the Article any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the corporation) by reason of the fact that such person was or is an authorized representative of the corporation, against expensed (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 7.03 of the By-laws of the Company provides that:

To the extent that an authorized representative of the corporation who neither was nor is a director or officer of the corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against actually and reasonably incurred by such person in connection therewith.  Such an authorized representative may, at the discretion of the corporation, be indemnified by the corporation in any other circumstances to any extent if the corporation would be required by Section 7.01 or 7.02 of this Article to indemnify such person in such circumstances to such extent if such person were or had been a director or officer of the corporation.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)  Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)  Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)  Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)  Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.  Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Paragraphs 1(i), 1(ii) and 1(iii) above, do not apply if the information required to be included in a post effective amendment is contained in reports filed with or furnished to the Commission that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this Registration Statement,

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(10)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

OMEGA NAVIGATION ENTERPRISES, INC.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Robert J. Flynn Robert J. Flynn	Director and Chairman of the Board
/s/ Georgios Kassiotis Georgios Kassiotis	Director and Chief Executive Officer
/s/ Charilaos Loukopoulos Charilaos Loukopoulos	Director, Vice President and Chief Operating Officer
/s/ Gregory McGrath Gregory McGrath	Chief Financial Officer
/s/ Nicolas Borkmann Nicolas Borkmann	Director
/s/ Dr. Chaing Hai Ding Dr. Chaing Hai Ding	Director
/s/ Kevin Harding Kevin Harding	Director
/s/ Shariq Azhar Shariq Azhar	Director
/s/ Matthew W. McCleery Matthew W. McCleery	Director

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Omega Navigation Enterprises, Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Abilene Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2 , 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Abilene Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Beaumont Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Beaumont Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Carrolton Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Carrolton Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Decatur Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Decatur Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November2, 2007.

Elgin Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Elgin Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Fulton Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Fulton Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Galveston Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Galveston Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Hamilton Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Hamilton Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Orange Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Orange Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Baytown Navigation Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Baytown Navigation Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Omega Management Inc.

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Omega Management Inc., has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Tyler Navigation Inc

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Tyler Navigation Inc, has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Pasedena Navigation Inc

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Pasedena Navigation Inc, has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Sunray Navigation Inc

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Sunray Navigation Inc, has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Nederland Navigation Inc

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Nederland Navigation Inc, has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Piraeus, country of Greece on November 2, 2007.

Lakeview Navigation Inc

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charilaos Loukopoulos, Gregory McGrath, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2007 in the capacities indicated.

Signature	Title
/s/ Georgios Kassiotis	Director and President
Georgios Kassiotis

/s/ Harilaos Loukopoulos	Director and Secretary
Harilaos Loukopoulos

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Lakeview Navigation Inc, has signed this registration statement in the city of Piraeus, country of Greece on November 2, 2007.

Omega Navigation (USA) LLC

By Omega Navigation Enterprises, Inc.
its sole Member

By:	/s/ Georgios Kassiotis
Name:	Georgios Kassiotis
Title:	Director and Chief Executive Officer

Exhibits	Description of Exhibits

1.1	Form of Underwriting Agreement *
3.1	Amended and Restated Articles of Incorporation of Omega Navigation Enterprises, Inc.**
3.2	Amended and Restated By Laws of Omega Navigation Enterprises, Inc. ***
4.1	Specimen Common share certificate **
4.2	Specimen preferred shares certificate *
4.3	Form of warrant agreement *
4.4	Form of purchase contract *
4.5	Form of Unit agreement *
4.6	Form of debt security indenture *
4.7	Form of subordinated debt security indenture *
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to Omega Navigation Enterprises, Inc.
11.1	Computation of ratio of earnings to fixed charges (included herein under the heading “Ratio of Earnings to Fixed Charges”)
21.1	Subsidiaries of the Company
23.1	Consent of Seward & Kissel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (contained on signature pages)
25.1	Form of T-1 Statement of Eligibility (senior indenture) *

*	To be filed as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934, as amended and incorporated by reference herein.
**	Filed as an Exhibit to the Company's Amended Registration Statement (File No. 333-123052) on March 15, 2005.
***	Filed as an Exhibit to the Company's Registration Statement (File No. 333-123052) on March 1, 2005.

SK 23286 0002 825352